Exhibit 10.5

Execution Version

SECONDMENT AGREEMENT

This Secondment Agreement (the “Agreement”) is made as of December 21, 2011 between Samson Resources Corporation, a Delaware Corporation that was formerly known as Tulip Acquisition Corporation (“SRC”), and ITOCHU Corporation (“Itochu”), a corporation organized under the laws of Japan.

WHEREAS, SRC, Samson Investment Company, a Nevada corporation (the “Company”), and the stockholders of the Company have executed a Stock Purchase Agreement, dated as of November 22, 2011 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”) pursuant to which SRC, or a permitted assignee, will acquire all of the outstanding capital stock of the Company as provided for in the Purchase Agreement (the “Acquisition”);

WHEREAS, Itochu has executed a letter agreement in favor of SRC in which Itochu has agreed, subject to the terms and conditions set forth therein, to make a direct or indirect cash equity investment in SRC at the closing of the Acquisition (the “Investment”);

WHEREAS, SRC, Itochu and certain other investors have entered into an Interim Investors Agreement, dated as of November 22, 2011, which contains a summary of proposed transaction terms with respect to the Investment, including Itochu’s right to have certain employees be assigned to work for a specified period of time and under terms set forth herein (the “Secondment”) at the headquarters of the Company in Tulsa, Oklahoma; and

WHEREAS, SRC and Itochu wish to agree to certain terms and conditions with respect to such Secondment.

NOW THEREFORE, SRC and Itochu hereby agree as follows:

1. Beginning as of the date of this Agreement, and continuing until such time as this Agreement shall be terminated in accordance with Section 2, Itochu shall possess the right to have the Secondment of one vice president, consistent with the job description and terms described in Annex I to this Agreement (the “Vice President”), and up to two junior employees (together with the Vice President, the “Employees”), at the headquarters of the Company. One junior Employee shall serve in the area of operations and the other junior Employee shall serve in the areas of finance, planning and business development. The parties agree that during the term of this Agreement, the Employees will remain employees of Itochu, and Itochu shall be fully responsible for any and all wages, benefits and expenses, including but not limited to any health, welfare or retirement type benefits (as well as for withholding and reporting all deductions required by law), for the Employees, which such amounts shall be paid from the portion of the proceeds of the “Advisory Fee” payable by SRC to Itochu (as defined in that certain letter agreement, dated as of December 21, 2011, between Itochu, SRC and certain other investors in SRC, in respect of management, consulting and financial services to be provided to SRC). Notwithstanding the immediately preceding sentence, at all times during the term of this Agreement the Employees shall be subject to the exclusive supervision and control of the officers and employees of SRC and the Company, and Itochu shall use its best efforts to cause the Employees to comply with the reasonable directives and instructions of SRC and the

Company in the performance of the duties assigned to them by SRC and/or the Company. In addition, the Employees must continue to comply with the terms and conditions of employment applicable to employees of Itochu and this Agreement shall not provide the Employees with any additional rights with respect to such employment. Notwithstanding the other provisions of this Paragraph, Itochu’s right to continue the Secondment of the Employees at the Company will cease at such time as this Agreement shall be terminated in accordance with Section 2.

2. The term of this Agreement shall be until the later to occur of (a) the tenth anniversary of the date hereof and (b) such time that Itochu and its affiliates own, in the aggregate, less than 14% of the equity of SRC. Notwithstanding the foregoing, this Agreement shall terminate, and Itochu shall no longer have the right to have any Employees work at the Company in the Secondment, if any Employee breaches his duties of confidentiality and loyalty to SRC and/or the Company as specified in Section 4 below.

3. Itochu agrees to use its reasonable best efforts to respect and preserve the confidentiality of any confidential, trade secret and other proprietary information which comes to its attention in connection with the performance of services under this Agreement or otherwise during the Secondment and shall not use such information unless or until such information becomes public other than through the action or omission of Itochu. Each Employee shall execute a confidentiality agreement with the Company in substantially the same form as the attached Annex II to this Agreement (the “Confidentiality Agreement”). Itochu shall use its best efforts to cause any Employee seconded under this Agreement to be bound by such Confidentiality Agreement.

4. If any of the Employees who serve as Vice President under the Secondment cannot effectively perform the customary duties and responsibilities associated with his position, the Chief Executive Officer of the Company may request that Itochu replace such Vice President and Itochu will honor such request immediately. If any of the Employees resigns or has his/her employment with Itochu terminated, then Itochu shall be permitted to have a replacement employee assigned to perform the Secondment at the Company in respect of such Employee. Notwithstanding the foregoing, however, if any Employee breaches his duties of confidentiality and loyalty to SRC and/or the Company as specified in this Agreement or in the Confidentiality Agreement, Itochu shall no longer have the right to have any Employees work at the Company in the Secondment.

5. Itochu agrees that, for a period of two years following the termination date of any Vice President’s Secondment at the Company, Itochu shall not install such individual into any other exploration and production company in which Itochu holds an investment in North America in a secondment or any other similar type of arrangement; provided, however, that Itochu may install such individual in its own North American offices or those of any affiliate in which Itochu owns directly or indirectly 50% or more of its voting interests. For the avoidance of doubt, the restriction contained in the preceding sentence shall only apply to the Secondment of a Vice President Employee, but not a junior Employee. Itochu further agrees that Itochu and its affiliates shall not use any information gained during the Secondment of the Employees to compete with SRC, the Company or any of their affiliates in North America for a period of two years following the termination date of all Secondments or the termination of this Agreement.

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6. (a) SRC and the Company shall have no liability with respect to the performance by any Employee seconded under this Agreement.

(b) Itochu shall hold harmless and indemnify SRC and its affiliates, and any of their respective officers, directors, shareholders, agents, employees or assigns (each, an “Indemnitee”) from and against any loss, cost, expense or damage of any kind or character whatsoever, including without limitation workers’ compensation claims, arising out of or alleged to arise out of (i) any act or omission of the Employees, including any act or omission within the scope of their duties with the Company and (ii) any act or omission of third parties arising out of or alleged to arise out of or related to the relationship contemplated herein, in each of clauses (i) and (ii) above, except where such act or omission resulted directly from SRC’s or the Company’s gross negligence, willful misconduct, knowing violation of law or fraud.

(c) Itochu shall pay all costs and expenses incurred by any Indemnitee in defending any action, suit or proceeding for which the Indemnitee may be entitled to indemnification as provided in Section 6(b) in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such advance if a judgment or other final adjudication establishes that the Indemnitee is not entitled to be indemnified pursuant to this Section 6.

(d) The indemnification provided by this Section 6 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, law or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to an Indemnitee who has ceased to be an officer, director, agent, employee or assign of SRC of an affiliate of SRC, in each case with respect to acts performed or omitted to be performed by such Indemnitee while serving as aforesaid, and shall inure to the benefit of the executors, administrators, legatees and distributees of such Indemnitee.

(e) The provisions of this Section 6 shall be a contract between Itochu on the one hand, and each Indemnitee (including each Indemnitee who serves at any time while this Section 6 is in effect in any capacity entitling such Indemnitee to indemnification hereunder), on the other hand, pursuant to which Itochu and each Indemnitee intend to be legally bound. No repeal or modification of this Section 6 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

7. Should any of the provisions of this Agreement be rendered invalid by an arbitrator or a court or government agency of competent jurisdiction, it is agreed that this shall not in any way or manner affect the enforceability of the other provisions of this Agreement which shall remain in full force and effect.

8. This Agreement shall be governed by and construed in accordance with the laws and the State of New York without reference to its conflict of law rules.

9. This Agreement is the complete agreement and supersedes all oral communications and prior writings in respect to the subject matter hereof. This Agreement may not be amended, modified or changed except by a writing signed by authorized representatives of the parties hereto.

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10. The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11. No provision in this Agreement shall create any third party beneficiary right in the Employees in respect of continued employment with Itochu.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

SAMSON RESOURCES CORPORATION

By:	/s/ Ashwini Upadhyaye
Name:
Title:

ITOCHU CORPORATION

By:	/s/ M. Mitsuhashi
Name: Masanori Mitsuhashi
Title:	Deputy C.O.O.
Energy Division

[Signature Page to Secondment Agreement]

ANNEX I

Itochu’s Vice President Secondee to the Company

Title: Vice President of Corporate Planning and Special Projects.

Rank: Will not be among the top 10 senior executives or on the Senior Management Committee of the Company, but will be among the top approximately 30 executives of the Company.

Supervisor: Shall report directly to either Craig Loseke or the future Chief Financial Officer.

Duties: Will be expected to be able to perform the role of a senior member of a corporate planning department, including preparing detailed projections and forecasts for the Company’s business units and special projects, as well as undertaking or leading special projects such as performance benchmarking. The secondee will be included in all appropriate meetings for someone of his level of seniority and role, including Capital Budget preparation, Quarterly Operation reviews, and Special Projects.

Duty of Loyalty: Shall have a duty of allegiance and loyalty to the Company and its management team.

Duty of Confidentiality: Specified in detail in the Confidentiality Agreement, but must respect the confidential nature of all the information received in his role as Vice President of Corporate Planning and Special Projects. The secondee will not provide Itochu with any information without the permission of the Chief Executive Officer or Chief Financial Officer of the Company.

Marketing Contracts: Will not be provided any information on the Company’s marketing contracts. If secondee comes across or receives any such information, he is prohibited from communicating such information to Itochu or any affiliate of Itochu.

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ANNEX II

CONFIDENTIALITY AGREEMENT

            , 20

[Employee Name]

[Address]

Re:	Confidentiality Agreement

Dear [Employee Name]:

1. Confidentiality. You acknowledge and agree that, in the course of your secondment with Samson Investment Company (“Samson”), you will be provided with, and have access to, valuable Confidential Information (as defined below) of Samson, its affiliates and of third parties who have supplied such information to Samson or its affiliates, as applicable. In consideration of your receipt and access to such Confidential Information, you agree to comply with the provisions of this letter agreement (the “Agreement”).

(a)	You covenant and agree, both during your secondment with Samson and thereafter that, except as expressly permitted by this Agreement or by directive of Samson, you shall not disclose any Confidential Information to any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”) and shall not use any Confidential Information except for the benefit of Samson or any of its affiliates. You shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This covenant shall apply to all Confidential Information, whether now known or later to become known to you during your secondment with Samson.

(b)	You may make the following disclosures and uses of Confidential Information:

(i)	disclosures to other executives or employees of Samson or its affiliates who have a need to know the information in connection with the business of Samson or its affiliates;

(ii)	disclosures and uses that are approved by the written consent of the Chief Executive Officer or the Chief Financial Officer of Samson;

(iii)	disclosures for the purpose of complying with any applicable laws or regulatory requirements; or

(iv)	disclosures that you are legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, you shall, to the extent legally permissible:

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(A)	provide Samson with prompt notice of such requirements so that it may seek a protective order or other appropriate remedy or waive compliance with the terms of this Agreement;

(B)	consult with Samson on the advisability of taking steps to resist or narrow such disclosure; and

(C)	cooperate with Samson in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, you agree (1) to furnish only that portion of the Confidential Information that is legally required to be furnished, as advised by written opinion of counsel to you, and (2) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)	Upon the termination of your Secondment with Samson and at any other time upon request of Samson, you shall surrender and deliver to Samson all documents (including without limitation electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in your possession and shall not retain any such document or other material. Within 10 days of any such request, you shall certify to Samson in writing that all such materials have been returned to Samson.

(d)

“Confidential Information” means all confidential and proprietary information (irrespective of the form of communication) obtained by you from Samson or any affiliate, employee, attorney accountant, consultant, banker or financial advisor or other representative of Samson (collectively, its “Representatives”), through your secondment or through the rights granted pursuant hereto, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by you, (ii) was or becomes available to you on a nonconfidential basis prior to disclosure to you by the Company or its Representatives, (iii) was or becomes available to you from a source other than Samson or its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with Samson or (iv) is independently developed by you without the use of any such information received under this Agreement. Confidential Information also includes all information previously provided under the provisions of any

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confidentiality agreement executed by Itochu or its affiliates in connection with the investment in Samson, including all information, documents and reports referred to thereunder and all other understandings, agreements and other arrangements, and all other non-public information received from, or otherwise relating to, Samson, its direct and indirect parents and subsidiaries and any other investor in any of the foregoing.

(e)	Because of the difficulty of measuring economic losses to Samson as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to Samson for which it would have no other adequate remedy, you agree that the provisions of this Agreement may be enforced by Samson, in the event of breach or threatened breach by you, by injunctions and restraining orders and that such enforcement shall not be Samson’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to Samson.

2. Miscellaneous. You may not assign or delegate this Agreement without Samson’s prior written consent, and any attempt to do so will be null and void. This agreement contains our entire agreement relating to the subject matter herein and supersedes all oral or written agreements relating to it. This Agreement may not be amended, except by a writing signed by both of us, or waived, except by a writing signed by the waiving party. Any waiver of a specific right shall not waive any other or future rights of the waiving party, and a party’s failure or delay to exercise a right shall not be deemed a waiver thereof. If any part of this Agreement is found to be unenforceable, the rest will remain in full force and effect. This Agreement may be executed in counterparts, and fax or PDF signatures will be binding.

3. Governing Law. This Agreement will be governed by the laws of the State of New York, and any dispute between us relating to it will be resolved solely by confidential arbitration in New York, New York according to American Arbitration Association rules, provided that Samson may, in its sole discretion, seek preliminary injunctive or equitable relief (including specific performance) in any court of competent jurisdiction for any actual or threatened breach of this agreement, pending the resolution of such arbitration.

4. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

(1)	If to Samson, addressed to:

c/o Samson Investment Company

Samson Plaza

Two West Second Street

Tulsa, Oklahoma 74103

Attention: [ ]

Facsimile: [ ]

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(2)	If to you, addressed to:

[Signature Page Follows]

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Please countersign and return the enclosed copy, whereupon this letter will constitute a binding agreement between Samson and you as of the date written above.

Sincerely,

SAMSON INVESTMENT COMPANY

By:
Name:
Title:

Agreed to and accepted as of the date first set forth above:

[EMPLOYEE NAME]

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